UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2015

NUSTATE ENERGY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Main Street Suite 1980

Columbia, So. Carolina 29201

(Address of principal executive offices, including zip code)

(803) 748-1390

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SECTION 5 – Amendments to Articles of Incorporation

On October 5, 2015 NSEH Board of Directors approved the increase of the Authorized Common Shares of the Company to be increase to Ten Billion (10,000,000,000) Shares, par value $0.0001. This was done for the sole purpose to accommodate the Novation Agreements that Officers and Directors have agreed to do.

SECTOION 8 – Other Events

On October 9, 2015 NSEH Board of Directors accepted and approved the Novation of $633,000 of debt owed Kevin Yates. Per the Issuance of (the “Shares”) the debt is nullified, extinguished and paid in full. For consideration and full payment of this debt, Kevin Yates was issued Five Billion shares of Common Stock, par value & price per share $0.0001; Twenty Six Shares of Preferred Series F, par value $0.001, price per share $5,000 and Three Shares of Series H Preferred Stock, par value $0.001, price per share $1,000.

The Common Shares have no rights or protection assigned to them other than that of a Common Share Holder. The Preferred Shares are Non-Dilutive and are governed by a Lock Up/ Leak Out Agreement.

On October 14th, 2015 NSEH Board of Directors accepted and approved the Novation of $412,000 of debt owed to Richard Hersh. Per the Issuance of (the “Shares”) the debt is nullified, extinguished and paid in full. For consideration and full payment of the debt, Richard Hersh was issued 80 Shares of Preferred Series F, par value $0.001, price per share $5,000 and 12 Shares of Series H Preferred Stock, par value $0.001, price per share $1,000.

The Preferred Shares are non-dilutive and are governed by a Lock Up/Leak Out Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTATE ENERGY HOLDINGS, INC.

Date: October 19, 2015	By:	/s/ Kathleen Roberton
Kathleen Roberton
CEO/President

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EXHIBIT INDEX

No.	Exhibit

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